                                                                    EXHIBIT 99.1

For Immediate Release              For more information contact:
Monday, November 6, 2006           Frank T. Kane, Vice President-Finance & CFO


                           Chromcraft Revington, Inc.
                  Reports Third Quarter and Nine Months Results

         West Lafayette, Indiana, November 6, 2006 -- Chromcraft Revington, Inc. (AMEX:CRC) today reported sales for the three months ended September 30, 2006 of $35,348,000, representing a 13.4% decrease as compared to sales of $40,836,000 for the prior year period. Third quarter shipments were lower as compared to the prior year primarily due to competitive pressure and a weak retail furniture environment. Sales of all furniture categories, particularly in occasional furniture, were lower as compared to the prior year third quarter.

         As previously announced on September 1, 2006, the Company's board of directors approved the restructuring of certain of the Company's operations. The purposes of the restructuring are to reduce fixed costs, to improve the utilization of a global supply chain and to increase overall asset utilization. The restructuring program includes the shutdown, relocation, consolidation and outsourcing of certain furniture manufacturing and distribution operations. As a result, the Company recorded a restructuring and impairment charge of $5,773,000 pre-tax or $3,492,000 after-tax, representing a $.79 loss per share, for the three months ended September 30, 2006. Most of the restructuring and impairment charge represents non-cash items.

         In connection with the restructuring, the Company determined that it is unlikely that certain state net operating loss carryforwards will now be utilized. As a result, the Company recorded a non-cash income tax charge of $325,000, or $.08 loss per share, for the three months ended September 30, 2006 related to establishing a valuation allowance for such state net operating loss carryforwards.

         After recognizing the aforementioned restructuring and impairment charge and tax valuation allowance, the net loss for the third quarter of 2006 was $4,457,000, or $1.01 loss per share, as compared to net earnings of $1,191,000, or $.27 per share on a diluted basis for the prior year period. Excluding the impact of the restructuring and impairment charge and the tax valuation allowance, the Company would have had a net loss of $640,000, or $.14 loss per share, for the three months ended September 30, 2006. In addition, operating results for the third quarter of 2006 were impacted by a reduced production level, which affected fixed cost absorption and manufacturing efficiencies, an unfavorable sales mix, and higher manufacturing costs and professional fees.

         For the nine months ended September 30, 2006, the net loss and loss per share were $2,652,000 and $.60, respectively, as compared to net earnings of $5,540,000, or $1.28 per share on a diluted basis, for the prior year period. Excluding the impact of the restructuring and impairment charge and the tax valuation allowance, the Company would have had net earnings of $1,165,000, or $.26 per share on a diluted basis, for the first nine months of 2006.

         Mr. Benjamin Anderson-Ray, Chairman and Chief Executive Officer, said that the restructuring activities are an important step in repositioning the Company in the global furniture marketplace and in strengthening its ability to remain competitive. The Company's overall strategy requires a transformation of its business model to increased global sourcing activities, as well as a conversion of U.S. operations towards an increased focus on distribution and logistics of imported products and a shift in its manufacturing operations towards use of demand flow and value added mass customization techniques.

         Looking forward, Mr. Anderson-Ray said that fourth quarter operating results will be negatively impacted by the previously announced closure of the Company's Warrenton, NC wood processing plant on December 8, 2006. The Company expects to incur restructuring costs and related asset impairment charges of $1.0 million to $1.5 million in the three months ending December 31, 2006. He added that in addition to the Warrenton restructuring costs, the Company expects to incur fourth quarter expenses to shutdown, vacate and prepare for sale various facilities in connection with the restructuring activities announced on September 1, 2006. Mr. Anderson-Ray pointed out that, after considering the impact of these restructuring costs, the Company expects to incur an operating loss for the three months ending December 31, 2006. He added that as the Company continues to adapt to the global furniture marketplace and integrate functions common to its various products, additional restructuring charges, asset impairments, transition costs and/or increased operating expenses may be necessary in the future.

         Chromcraft Revington businesses design, manufacture and market residential and commercial furniture throughout the United States. The Company wholesales its products under the "Chromcraft," "Peters-Revington," "Silver Furniture," "Cochrane Furniture" and "Sumter" brand names.

         This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as "believes," "expects,"

"intends," "plans," or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated as of the date of this release.

         Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are the ability of the Company to complete the restructuring actions referenced in this press release as currently planned and at estimated costs; general economic conditions; import and domestic competition in the furniture industry; ability of the Company to execute business strategies; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; and other factors that generally affect business. An additional list of risks relating to the Company's business is located in the Company's Form 10-K for the fiscal year ended December 31, 2005.

         The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.



                                      * * *

          Condensed Consolidated Statements of Operations (unaudited)
                           Chromcraft Revington, Inc.
                     (In thousands, except per share data)



                                                               Three Months Ended                    Nine Months Ended
                                                        --------------------------------     --------------------------------
                                                         Sept. 30,            Oct. 1,          Sept. 30,           Oct. 1,
                                                            2006               2005              2006               2005
                                                        -------------      -------------     -------------      -------------
Sales                                                   $      35,348      $      40,836     $     121,589      $     128,896
                                                        -------------      -------------     -------------      -------------
Gross margin (1)                                                  550              8,949            17,677             29,740

Selling, general and administrative expenses (1)                6,885              6,720            20,933             20,301
                                                        -------------      -------------     -------------      -------------
Operating income (loss)                                        (6,335)             2,229            (3,256)             9,439

Interest expense                                                   63                342               193                660
                                                        -------------      -------------     -------------      -------------
Earnings (loss) before income tax expense (benefit)            (6,398)             1,887            (3,449)             8,779

Income tax expense (benefit) (2)                               (1,941)               696              (797)             3,239
                                                        -------------      -------------     -------------      -------------
Net earnings (loss)                                     $      (4,457)     $       1,191     $      (2,652)     $       5,540
                                                        =============      =============     =============      =============

Earnings (loss) per share of common stock

       Basic                                            $       (1.01)     $         .28     $        (.60)     $        1.30

       Diluted                                          $       (1.01)     $         .27     $        (.60)     $        1.28

Shares used in computing earnings (loss) per share

      Basic                                                     4,423              4,322             4,406              4,253

      Diluted                                                   4,423              4,398             4,406              4,315



(1) The Company previously announced, on September 1, 2006, a restructuring plan to shutdown, relocate, consolidate and outsource certain furniture manufacturing and distribution operations. As a result, the Company recorded total restructuring costs and related impairment charges during the three and nine months ended September 30, 2006 of $5,773,000 pre-tax as follows:


Restructuring charges:

      Costs to shutdown, vacate and prepare for sale     $          36
      One-time termination benefits                                122
      Inventory write-downs                                      2,748
                                                         -------------
                                                                 2,906

Impairment charges                                               2,867
                                                         -------------
                                                         $       5,773
                                                         =============

Statements of Operations classification:

      Gross margin                                       $       5,633
      Selling, general and administrative
           expenses                                                140
                                                         -------------
                                                         $       5,773
                                                         =============


(2) In connection with the restructuring of its operations in Sumter, South Carolina, the Company has determined it is unlikely that certain state net operating loss carry-forwards will now be utilized. As a result, the Company recorded a non-cash income tax charge of approximately $325,000 related to establishing a valuation allowance for such state net operating loss carryforwards during the third quarter of 2006.

                Condensed Consolidated Balance Sheets (unaudited)
                           Chromcraft Revington, Inc.

                                 (In thousands)



                                                     September 30,     October 1,      December 31,
                                                         2006             2005             2005
                                                     ------------     ------------     ------------
Cash and cash equivalents                            $      2,384     $         --     $         --

Accounts receivable                                        18,949           22,257           18,735

Inventories                                                34,700           36,556           37,009

Prepaid expenses and other                                  2,840            2,660            1,922
                                                     ------------     ------------     ------------


      Current assets                                       58,873           61,473           57,666


Property, plant and equipment, net                         26,115           30,664           30,274

Deferred income taxes and other long-term assets            1,672              804            1,319
                                                     ------------     ------------     ------------

      Total assets                                   $     86,660     $     92,941     $     89,259
                                                     ============     ============     ============


Accounts payable                                     $      4,554     $      5,072     $      5,448

Accrued liabilities                                         8,058            9,073            7,340
                                                     ------------     ------------     ------------


      Current liabilities                                  12,612           14,145           12,788


Bank debt                                                      --            4,390               --

Deferred compensation                                       2,010            2,585            2,486

Other long-term liabilities                                 1,037            1,364            1,323
                                                     ------------     ------------     ------------


      Total liabilities                                    15,659           22,484           16,597


Stockholders' equity                                       71,001           70,457           72,662
                                                     ------------     ------------     ------------


      Total liabilities and stockholders' equity     $     86,660     $     92,941     $     89,259
                                                     ============     ============     ============


                                                                         More...

           Condensed Consolidated Statements of Cash Flows (unaudited)
                           Chromcraft Revington, Inc.

                                 (In thousands)



                                                                            Nine Months Ended
                                                                    --------------------------------
                                                                    September 30,       October 1,
                                                                        2006               2005
                                                                    -------------      -------------
Operating Activities

   Net earnings (loss)                                              $      (2,652)     $       5,540
      Adjustments to reconcile net earnings (loss) to net
         cash provided by operating activities

           Depreciation expense                                             2,502              2,643

           Non-cash asset impairment charges                                2,867                 --

           Non-cash ESOP compensation expense                                 620                670

           Non-cash stock compensation expense                                371                184

           Non-cash inventory obsolescence write-downs                      3,378                 12

           Deferred income taxes                                           (1,131)               372

           Loss on disposal of property, plant and equipment                   19                230

           Changes in operating assets and liabilities

               Accounts receivable                                           (214)            (4,124)

               Inventories                                                 (1,069)            (2,902)

               Prepaid expenses and other                                    (484)            (1,216)

               Accounts payable and accrued liabilities                      (164)               429

               Deferred compensation and other long-term assets
                    and liabilities                                          (430)              (571)
                                                                    -------------      -------------


   Cash provided by operating activities                                    3,613              1,267
                                                                    -------------      -------------

Investing Activities

   Capital expenditures, net                                               (1,229)            (1,047)
                                                                    -------------      -------------


   Cash used in investing activities                                       (1,229)            (1,047)
                                                                    -------------      -------------

Financing Activities

   Net borrowing under an unsecured bank revolving credit line                 --              4,390

   Net prepayments under a secured bank revolving credit line                  --             (1,450)

   Principal payments on a bank term loan                                      --             (4,250)

   Stock repurchase from related party                                         --               (754)

   Exercise of stock options                                                   --              1,844
                                                                    -------------      -------------

   Cash used in financing activities                                           --               (220)
                                                                    -------------      -------------

Change in cash and cash equivalents                                         2,384                 --


Cash and cash equivalents at beginning of period                               --                 --
                                                                    -------------      -------------


Cash and cash equivalents at end of period                          $       2,384      $          --
                                                                    =============      =============